Exhibit (h)(2)
TRANSFER AGENCY SERVICES AGREEMENT
     This Transfer Agency Services Agreement (“Agreement”) is made as of June 30th, 2010 (“Effective Date”) by and between PNC Global Investment Servicing (U.S.) Inc. (“PNC”) and PNC Funds (the “Fund”). Capitalized terms, and certain noncapitalized terms, not otherwise defined shall have the meanings set forth in Appendix A.
Background
A. The Fund is registered as an open-end management investment company under the 1940 Act.
B. The Fund is authorized to issue shares in separate series with each such series representing interests in a separate portfolio of securities and other assets.
C. The Fund wishes to retain PNC to serve as the transfer agent, registrar, dividend disbursing agent and shareholder servicing agent for each of its separate series listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each, a “Portfolio”), and PNC wishes to furnish such services.
Terms
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree to the statements made in the preceding paragraphs and as follows:
1. Appointment. The Fund hereby appoints PNC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Portfolios (and each class of shares of the Portfolios, whether now or hereafter authorized or issued) in accordance with the terms set forth in this Agreement. PNC accepts such appointment and agrees to furnish such services. PNC shall be under no duty to take any action hereunder on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PNC and the Fund in a written amendment hereto. PNC shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund or by any other third party service provider to the Fund not engaged by PNC.
2. Records; Visits. The books and records pertaining to the Fund, which are in the possession or under the control of PNC, shall be the property of the Fund. The Fund and Authorized Persons shall have access to such books and records at all times during PNC’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PNC to the Fund or to an Authorized Person, at the Fund’s expense.
3. Services.
(a) Transfer Agent, Registrar, Dividend Disbursing Agent and Shareholder Servicing:
(1) Services to be provided on an ongoing basis to the extent applicable to a particular Portfolio:
(i)	Calculate 12b-1 payments and any sales charges payable by a shareholder on purchases and/or redemptions;

(ii)	Maintain shareholder registrations;

(iii)	Review new applications and correspond with shareholders to complete or correct information;

(iv)	Direct payment processing of checks or wires;

(v)	Prepare and certify shareholder lists in conjunction with proxy solicitations;

(vi)	Prepare and mail to shareholders confirmation of activity;

(vii)	Maintain toll-free lines for direct shareholder use, plus customer liaison staff for on-line inquiry response;

(viii)	Mail duplicate confirmations to broker-dealers of their clients’ activity, whether executed through the broker-dealer or directly with PNC;

(ix)	Provide periodic shareholder lists and statistics to the Fund;

(x)	Prepare periodic mailing of year-end tax and statement information;

(xi)	Notify on a timely basis the investment adviser, accounting agent, and custodian of Share activity;

(xii)	Perform other participating broker-dealer shareholder services as may be agreed upon from time to time;

(xiii)	Accept and post daily Share purchases and redemptions;

(xiv)	Accept, post and perform shareholder transfers and exchanges;

(xv)	Remediation Services, as required; and

(xvi)	Perform certain administrative and ministerial duties relating to opening, maintaining and processing transactions for shareholders or financial intermediaries that trade shares through the NSCC.
(2) Purchase of Shares. PNC shall issue and credit an account of an investor, in the manner described in the Fund’s prospectus, once it receives:
(i)	A purchase order in completed proper form;

(ii)	Proper information to establish a shareholder account; and

(iii)	Confirmation of receipt or crediting of funds for such order to the Fund’s custodian.
(3) Redemption of Shares. PNC shall process requests to redeem Shares as follows:
(i)	All requests to transfer or redeem Shares and payment therefor shall be made in accordance with the Fund’s prospectus, when the shareholder tenders Shares in proper form, accompanied by such documents as PNC reasonably may deem necessary.

(ii)	PNC reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the instructions is valid and genuine and that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to process transfers or redemptions which PNC, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption.
(iii)	When Shares are redeemed, PNC shall deliver to the Fund’s custodian (the “Custodian”) and the Fund or its designee a notification setting forth the number of Shares redeemed. Such redeemed Shares shall be reflected on appropriate accounts maintained by PNC reflecting outstanding Shares of the Fund and Shares attributed to individual accounts.

(iv)	PNC shall, upon receipt of the monies provided to it by the Custodian for the redemption of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures established from time to time between PNC and the Fund.

(v)	When a broker-dealer notifies PNC of a redemption desired by a customer, and the Custodian provides PNC with funds, PNC shall prepare and send the redemption check to the broker-dealer and made payable to the broker-dealer on behalf of its customer, unless otherwise instructed in writing by the broker-dealer.

(vi)	PNC shall not process or affect any redemption requests with respect to Shares of a Portfolio after receipt by PNC or its agent of notification of the suspension of the determination of the net asset value of that Portfolio.
(4) Dividends and Distributions. Upon receipt by PNC of Written Instructions containing all requisite information that may be reasonably requested by PNC, including payment directions and authorization, PNC shall issue Shares in payment of the dividend or distribution, or, upon shareholder election, pay such dividend or distribution in cash, if provided for in the Fund’s prospectus. In all cases, the ex- and payable date shall be one PNC business day after the record date. If requested by PNC, the Fund shall furnish a certified resolution of the Fund’s Board of Trustees declaring and authorizing the payment of a dividend or other distribution but PNC shall have no duty to request such. Issuance of Shares or payment of a dividend or distribution as provided for in this Section 3(a)(4), as well as payments upon redemption as described in Section 3(a)(3) above, shall be made after deduction and payment of any and all amounts required to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. PNC shall (i) mail to each Portfolio’s shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation; and (ii) prepare, maintain and file with the Internal Revenue Service and other appropriate taxing authorities reports relating to all dividends by the Portfolio paid to its shareholders (above threshold amounts stipulated by applicable law) as required by tax or other laws, rules or regulations; provided, however, notwithstanding the foregoing and notwithstanding any other provision of this Section 3(a)(4) or this Agreement: (A) PNC’s exclusive obligations with respect to any written statement that Section 19(a) of the 1940 Act may require to be issued with respect to a Portfolio shall be, upon receipt of specific Written Instructions to such effect, to receive from the Fund the information which is to be printed on the statement, to print such information on appropriate paper stock and to mail such statement to shareholders, and (B) PNC’s sole obligation with respect to any dividend or distribution that Section 19(a) of the 1940 Act may require be accompanied by such a written statement shall be to act strictly in accordance with the first, third and fourth sentences of this Section 3(a)(4).
(5) Shareholder Account Services. PNC may arrange, in accordance with the prospectus:
(i)	for issuance of Shares obtained through:

(A) Any pre-authorized check plan; and
(B) Direct purchases through broker wire orders, checks and applications.
(ii)	for a shareholder’s:
(A) Exchange of Shares for shares of another fund with which the Portfolio has exchange privileges;
(B) Automatic redemption from an account where that shareholder participates in an automatic redemption plan; and/or
(C) Redemption of Shares from an account with a checkwriting privilege.
(6) Communications to Shareholders. Subject to receipt by PNC of timely Written Instructions where appropriate, and at the expense of the Fund, PNC shall mail all communications by a Portfolio to its shareholders, including:
(i)	Reports to shareholders;

(ii)	Confirmations of purchases and sales of Shares;

(iii)	Monthly or quarterly statements;

(iv)	Dividend and distribution notices; and

(v)	Tax form information.
(7) Records. PNC shall maintain records of the accounts for each shareholder showing the following information:
(i)	Name, address and United States Tax Identification or Social Security number;

(ii)	Number and class of Shares held;

(iii)	Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder’s account;

(iv)	Any stop or restraining order placed against a shareholder’s account;

(v)	Any correspondence relating to the current maintenance of a shareholder’s account;

(vi)	Information with respect to withholdings; and

(vii)	Any information required in order for PNC to perform any calculations required by this Agreement.
(8) Shareholder Inspection of Stock Records. Upon a request from any Portfolio shareholder to inspect stock records, PNC will notify the Fund and the Fund will issue instructions granting or denying each such request. Unless PNC has acted contrary to the Fund’s instructions, the Fund agrees to and does hereby release PNC from any liability for refusal of permission for a particular shareholder to inspect a Portfolio’s stock records.
(9) Lost Shareholders.
(A) PNC shall perform such services as are required in order to comply with Rule 17Ad-17 of the 1934 Act (the “Lost Shareholder Rule”), including, but not limited to, those set forth below. PNC may, in its sole discretion, use the services of a third party to perform some of or all such services.
(i)	documentation of search policies and procedures;

(ii)	execution of required searches;

(iii)	tracking results and maintaining data sufficient to comply with the Lost Shareholder Rule; and

(iv)	preparation and submission of data required under the Lost Shareholder Rule.
(B) For purposes of clarification: (i) Section 3(a)(9)(A) above does not obligate PNC to perform the services described therein for broker-controlled accounts, omnibus accounts and similar accounts with respect to which PNC does not receive or maintain information which would permit it to determine whether the account owner is a “lost security holder,” as that term is defined in the Lost Shareholder Rule; and (ii) Section 3(a)(9)(A) above does not obligate PNC to perform any escheat services for any accounts — all escheat responsibilities will remain with the Fund.
(10) Tax Favored Accounts.
(A)	Certain definitions:

(i)	“Eligible Assets” means Shares and such other assets as the Fund and PNC may mutually agree.

(ii)	“Participant” means a natural person who establishes and is the beneficial owner of a Tax Favored Account.

(iii)	“Tax Favored Account” means (i) a Traditional, SEP, Roth, or SIMPLE individual retirement account, (ii) an account in a money purchase or profit sharing plan, (iii) a single participant “k” plan account, or (iv) a Coverdell educational savings accounts, all within the meaning of Sections 408, 401, or 530 of the Code, which is facilitated or sponsored by the Fund or affiliates of the Fund and with respect to which the contributions of Participants are invested solely in Eligible Assets.
(B) To the extent requested by the Fund, PNC shall provide the following administrative services to Tax Favored Accounts, to the extent a particular administrative service is appropriate to the Tax Favored Account under the Code:
(i)	Establish a record of types and reasons for distributions (i.e., attainment of age 59-1/2, disability, death, return of excess contributions, etc.);

(ii)	Record method of distribution requested and/or made;

(iii)	Receive and process designation of beneficiary forms requests;

(iv)	Examine and process requests for direct transfers between custodians/trustees; transfer and pay over to the successor assets in the account and records pertaining thereto as requested;

(v)	Prepare any annual reports or returns required to be prepared and/or filed by a custodian of Tax Favored Accounts, including, but not limited to, an annual fair market value report, Forms 1099R and 5498; and file same with the Internal Revenue Service and provide same to the Participant or Participant’s beneficiary, as applicable;

(vi)	Perform applicable federal withholding and send to the Participant or Participant’s beneficiary, as applicable, an annual TEFRA notice regarding required federal tax withholding; and

(vii)	Perform applicable state withholding if so requested by the Fund.
(C) To the extent requested by the Fund with respect to particular Tax Favored Accounts: PNC shall provide disclosure documents, custodial agreements, account agreements and forms appropriate for the establishment and administration of the Tax Favored Accounts and PNC shall maintain such materials in compliance with applicable provisions of the Code and the regulations promulgated thereunder.
(D) PNC shall, at the request of the Fund, arrange for PFPC Trust to serve as custodian for the Tax Favored Accounts (a “Custodied Account”). In consideration for such service, the Fund agrees:
(i)	it will provide sixty (60) days advance written notice to PNC or PFPC Trust and Participants in connection with a Portfolio liquidation or any other event or circumstance or act or course of conduct involving the Fund that would result in an involuntary liquidation of Shares in a Custodied Account or would materially affect the Custodied Account, its operation, the rights or obligations of a Participant or the terms or provisions of a Custodied Account (“Material Event”), regardless of whether the Material Event was or was not described in an amendment to the Fund’s prospectus or statement of additional information, and reimburse PNC and PFPC Trust for all reasonable costs, including costs of legal counsel, incurred in determining, in consideration of the Material Event, an appropriate course of conduct under the law, including without limitation the Code, and under agreements with Participants and in implementing the course of conduct determined to be appropriate;

(ii)	PFPC Trust may provide materials and communications related to its role as custodian of the Custodied Accounts to Participants and the Fund will coordinate joint mailings of such materials and communications with Fund materials as PNC or PFPC Trust may reasonably requested; and

(iii)	it will, at its cost and expense, at the request of PNC, (aa) appoint and provide for a qualified successor custodian for all Custodied Accounts in the event this Agreement expires or is terminated or if any other event or circumstance ocurs, other than those caused solely by a breach by PNC of this Agreement or its Standard of Care, which constitutes commercially reasonable cause for PFPC Trust to resign as custodian of the Custodied Accounts or seek appointment of a successor custodian, (bb) provide for any interim custodial or transfer arrangements made appropriate by any of the circumstances governed by clause (aa), and (cc) use its best efforts to facilitate all transfers of Custodied Accounts to such successor or interim custodians.
(E) In consideration for PNC or PFPC Trust furnishing any one or more of the services provided for in this Section 3(a)(10), whether alone or in combination with others, the Fund shall pay to PNC the related Fees and Reimbursable Expenses as set forth in the Fee Agreement. The Fund may direct PNC to collect such Fees and Reimbursable Expenses from the assets in relevant Tax Favored Accounts upon appropriate disclosure to Participants, but shall remain responsible for such Fees and Reimbursable Expenses to the extent it does not so direct PNC or such amounts are not collectable from Participants.
(11) Print Mail. The Fund hereby engages PNC as a print/mail service provider with respect to those items and for such fees as may be agreed to from time to time in writing by the Fund and PNC.
(b) Anti-Money Laundering Program Services.
(1) Anti-Money Laundering.
(A) To the extent the other provisions of this Agreement require PNC to establish, maintain and monitor accounts of investors in the Portfolios consistent with the Securities Laws, PNC shall perform reasonable actions necessary to assist the Fund in complying with Section 352 of the USA PATRIOT Act, as follows: PNC shall: (a) establish and implement written internal policies, procedures and controls reasonably designed to help prevent the Portfolios from being used to launder money or finance terrorist activities; (b) provide for independent testing, by an employee who is not responsible for the operation of PNC’s anti-money laundering (“AML”) program or by an outside party, for compliance with PNC’s written AML policies and procedures; (c) designate a person or persons responsible for implementing and monitoring the operation and internal controls of PNC’s AML program; and (d) provide ongoing training of PNC personnel relating to the prevention of money-laundering activities.
(B) Upon the reasonable request of the Fund, PNC shall provide to the Fund: (x) a copy of PNC’s written AML policies and procedures; (y) at the option of PNC, a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party are satisfactory; and (z) a summary of the AML training provided for appropriate PNC personnel.
(C) Without limiting or expanding subsections (A) or (B) above, the parties agree this Section 3(b)(1) relates solely to Fund compliance with Section 352 of the USA PATRIOT Act and does not relate to any other obligation the Fund may have under the USA PATRIOT Act, including without limitation Section 326 thereof.
(2) Foreign Account Due Diligence.
(A) To assist the Fund in complying with requirements regarding a due diligence program for “foreign financial institution” accounts in accordance with applicable regulations promulgated by U.S. Department of Treasury under Section 312 of the USA PATRIOT Act (“FFI Regulations”), PNC will do the following:

(i)	Implement and operate a due diligence program that includes appropriate, specific, risk-based policies, procedures and controls that are reasonably designed to enable the Fund to detect and report, on an ongoing basis, any known or suspected money laundering activity conducted through or involving any correspondent account established, maintained, administered or managed by a Portfolio for a “foreign financial institution” (as defined in 31 CFR 103.175(h)) (“Foreign Financial Institution”);

(ii)	Conduct due diligence to identify and detect any Foreign Financial Institution accounts in connection with new accounts and account maintenance;

(iii)	Assess the money laundering risk presented by each such Foreign Financial Institution account, based on a consideration of all appropriate relevant factors (as generally outlined in 31 CFR 103.176), and assign a risk category to each such Foreign Financial Institution account;

(iv)	Apply risk-based procedures and controls to each such Foreign Financial Institution account reasonably designed to detect and report known or suspected money laundering activity, including a periodic review of the Foreign Financial Institution account activity sufficient to determine consistency with information obtained about the type, purpose and anticipated activity of the account;

(v)	Include procedures to be followed in circumstances in which the appropriate due diligence cannot be performed with respect to a Foreign Financial Institution account;

(vi)	Adopt and operate enhanced due diligence policies for certain Foreign Financial Institution accounts in compliance with 31 CFR 103.176(b);

(vii)	Record due diligence program and maintain due diligence records relating to Foreign Financial Institution accounts; and

(viii)	Report to the Fund about measures taken under (i)-(vii) above.
(B) Nothing in this Section 3(b)(2) shall be construed to require PNC to perform any course of conduct that is not required for Fund compliance with the FFI Regulations.
     (C) Without limiting or expanding subsections (A) or (B) above, the parties agree this Section 3(b)(2) relates solely to Fund compliance with Section 312 of the USA PATRIOT Act and does not relate to any other obligation the Fund may have under the USA PATRIOT Act, including without limitation Section 326 thereof.
(3) Customer Identification Program.
(A) To assist the Fund in complying with requirements regarding a customer identification program in accordance with applicable regulations promulgated by U.S. Department of Treasury under Section 326 of the USA PATRIOT Act (“CIP Regulations”), PNC will do the following:
(i)	Implement procedures which require that prior to establishing a new account in a Portfolio PNC obtain the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the “Data Elements”) for the “Customer” (defined for purposes of this Agreement as provided in 31 CFR 103.131) associated with the new account.
(ii)	Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods of verification may consist of non-documentary methods (for which PNC may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which PNC personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).

(iii)	Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131(b)(3).

(iv)	Regularly report to the Fund about measures taken under (i)-(iii) above.

(v)	If PNC provides services by which prospective Customers may subscribe for shares in a Portfolio via the Internet or telephone, work with the Fund to notify prospective Customers, consistent with 31 CFR 103.131(b)(5), about the program conducted by the Fund in accordance with the CIP Regulations.
(B) Nothing in this Section 3(b)(3) shall be construed to require PNC to perform any course of conduct that is not required for Fund compliance with the CIP Regulations, including by way of illustration but not limitation the collection of Data Elements or verification of identity for individuals opening Portfolio accounts through financial intermediaries which use the facilities of the National Securities Clearing Corporation.
(4) FinCEN Requests Under USA PATRIOT Act Section 314(a). The Fund hereby engages PNC to provide certain services as set forth in this Section 3(b)(4) with respect to FinCEN Section 314(a) information requests (“Information Requests”) received by the Fund. Upon receipt by PNC of an Information Request delivered by the Fund in full compliance with all 314(a) Procedures (as defined below), PNC will compare appropriate information contained in the Information Request against relevant information contained in account records maintained for the Fund pursuant to this Agreement. Information relating to potential matches resulting from these comparisons, after review by PNC for quality assurance purposes (“Comparison Results”), will be made available to the Fund in a timely manner. The Fund will retain responsibility for filing reports with FinCEN that may be appropriate based on the Comparison Results. In addition, (i) a potential match involving a tax identification number will be forwarded by PNC to PNC’s SAR Service for analysis in conjunction with other relevant activity contained in records for the particular relevant account, and (ii) if, after such analysis, PNC’s SAR Service determines that the potential match could constitute a “suspicious activity,” as that term is used for purposes of the USA Patriot Act, then PNC’s SAR Service will deliver a suspicious activity referral to the Fund. “314(a) Procedures” means the procedures adopted from time to time by PNC governing the delivery and processing of Information Requests transmitted by PNC’s clients to PNC, including without limitation requirements governing the timeliness, content, completeness, format and mode of transmissions to PNC.

(5) U.S. Government List Matching Services.
(A) PNC will compare Appropriate List Matching Data (as defined in subsection (C) below) contained in PNC databases which are maintained for the Fund pursuant to this Agreement (“Fund Data”) to “U.S. Government Lists,” which is hereby defined to mean the following:
(i)	data promulgated in connection with the list of Specially Designated Nationals published by the Office of Foreign Asset Control of the U.S. Department of the Treasury (“OFAC”) and any other sanctions lists or programs administered by OFAC to the extent such lists or programs remain operative and applicable to the Fund (“OFAC Lists”);

(ii)	data promulgated in connection with the list of Non-Cooperative Countries and Territories (“NCCT List”) published by the Financial Action Task Force;

(iii)	data promulgated in connection with determinations by the Director (the “Director”) of the Financial Crimes Enforcement Network of the U.S. Department of the Treasury that a foreign jurisdiction, institution, class of transactions, type of account or other matter is a primary money laundering concern (“PMLC Determination”); and

(iv)	data promulgated in connection with any other lists, programs or determinations (A) which PNC determines to be substantially similar in purpose to any of the foregoing lists, programs or determinations, or (B) which PNC and the Fund agree in writing to add to the service described in this subsection (A).
(B) In the event that following a comparison of Fund Data to a U.S. Government List as described in subsection (A) PNC determines that any Fund Data constitutes a “match” with the U.S. Government List in accordance with the criteria applicable to the particular U.S. Government List, PNC:
(i)	will notify the Fund of such match;

(ii)	will send any other notifications required by applicable law or regulation by virtue of the match;

(iii)	if a match to an OFAC List, will to the extent required by applicable law or regulation assist the Fund in taking appropriate steps to block any transactions or attempted transactions to the extent such action may be required by applicable law or regulation;

(iv)	if a match to the NCCT List or a PMLC Determination, will to the extent required by applicable law or regulation conduct a suspicious activity review of accounts related to the match and if suspicious activity is detected will deliver a suspicious activity referral to the Fund;

(v)	if a match to a PMLC Determination, will assist the Fund in taking the appropriate special measures imposed by the Director; and

(vi)	will assist the Fund in taking any other appropriate actions required by applicable law or regulation.

(C)	“Appropriate List Matching Data” means (A) account registration and alternate payee data, to the extent made appropriate by statutes, rules or regulations governing the U.S. Government Lists, (ii) data determined by PNC in good faith in light of statutes, rules or regulations governing the U.S. Government Lists to be necessary to provide the services described in this Section 3(b)(5), and (iii) data PNC and the Fund agree in writing to be necessary to provide the services described in this Section 3(b)(5).
(6)	PNC agrees to permit governmental authorities with jurisdiction over the Fund to conduct examinations of the operations and records relating to the services performed by PNC under this Section 3(b) upon reasonable advance request and during normal business hours and to furnish copies at the Fund’s cost and expense of information reasonably requested by the Fund or such authorities and relevant to the services.

(7)	For purposes of clarification: All Written Procedures relating to the services performed by PNC pursuant to this Section 3(b) and any information, written matters or other recorded materials relating to such services and maintained by PNC shall constitute Confidential Information of PNC, except to the extent, if any, such materials constitute Fund records under the Securities Laws.

(8)	This Section 3(b) shall not be construed to impose on PNC any obligation other than to engage in the specific course of conduct specified by the provisions therein, and in particular shall not be construed to impose any other obligation on PNC to design, develop, implement, administer, or otherwise manage compliance activities of the Fund.

(c)	Red Flags Services. In the event the Fund elects to receive the Red Flags Services, the provisions of Appendix B, which is hereby incorporated by reference into this Agreement as if fully set forth herein, shall apply.

(d)	Internet Account Management Services. PNC shall provide to the Fund the Internet Account Management Services as set forth in Appendix C, which is hereby incorporated by reference into this Agreement as if fully set forth herein, subject to the terms of this Agreement and the terms set forth in such Appendix C.

(e)	AlbridgeCentral. PNC shall provide the Fund access to AlbridgeCentral services as set forth in Appendix D, which is hereby incorporated by reference into this Agreement as if fully set forth herein, subject to the terms of this Agreement and the terms set forth in such Appendix D.

4.	Confidentiality. Each party shall keep confidential the contents of this Agreement and any information relating to the other party’s business (“Confidential Information”). Each party shall use at least the same degree of care, but in no event less than reasonable care, to safeguard the confidentiality of the other party’s Confidential Information as it uses to protect its own confidential information. Each party shall use the other party’s Confidential Information only to exercise its rights or carry out its responsibilities in connection with this Agreement. Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, prototypes and models, and internal performance results relating to the past, present or future business activities of the Fund or PNC; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PNC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, equipment, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential

Information and shall not be subject to such confidentiality obligations if: (a) it is already known to the receiving party at the time it is obtained; (b) it is or becomes publicly known or available through no wrongful act of the receiving party; (c) it is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) it is released by the protected party to a third party without restriction; (e) it is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) release of such information by PNC is necessary or desirable in connection with the provision of services under this Agreement; (g) it is Fund information provided by PNC in connection with an independent third party compliance or other review; (h) it is relevant to the defense of any claim or cause of action asserted against the receiving party; or (i) it has been or is independently developed or obtained by the receiving party. A party hereto that has received the other party’s Confidential Information shall promptly return that Confidential Information to the other party upon request of the other party (provided that the receiving party shall be entitled to retain copies of such Confidential Information as required or permitted by law or for customary archival or auditing purposes). Each of the Fund and PNC agrees that any breach or threatened breach by it of the provisions of this Section 4 shall cause immediate and irreparable injury to the other party for which there exists no adequate remedy at law, and accordingly each of the Fund and PNC hereby grants to the other the right to appear at any time in any court of law and to obtain an order enjoining and/or restraining it from breaching the terms of this Section 4. The provisions of this Section 4 shall survive termination of this Agreement for a period of three (3) years after such termination.
5. Privacy.
     (a) Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in the Fund obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation.
     (b) PNC agrees to implement and maintain appropriate security measures to protect “personal information,” as that term is defined in 201 CMR 17.00: Standards For The Protection Of Personal Information Of Residents Of The Commonwealth (“Massachusetts Privacy Regulation”), consistent with the Massachusetts Privacy Regulation and any applicable federal regulations.
6. Cooperation with Accountants. PNC shall cooperate with the Fund’s independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.
7. PNC System. PNC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PNC in connection with the services provided by PNC to the Fund. Notwithstanding the foregoing, the parties acknowledge the Fund shall retain all ownership rights in Fund data which resides on the PNC System.
8. Disaster Recovery. PNC shall enter into and shall maintain in effect arrangements with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment at a backup facility available for PNC’s use in providing the services required pursuant to this Agreement. PNC shall provide to the Fund written evidence of and a summary of such arrangements. In the event of equipment failures, PNC shall, at no additional expense to the Fund, take reasonable steps to minimize the likelihood of loss of data and service interruptions. PNC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by PNC’s own intentional misconduct, bad faith or negligence in the performance of its duties under this Agreement.
9. Fees and Expenses.
(a) As compensation for services rendered by PNC pursuant to this Agreement, the Fund will pay to PNC such fees and charges (the “Fees”) as may be agreed to from time to time in writing by the Fund and PNC (the “Fee Agreement”). In addition, the Fund agrees to pay, and will be billed separately in arrears for, reasonable expenses incurred by PNC in the performance of its duties hereunder (“Reimbursable Expenses”).
(b) In connection with cash management accounts that PNC may establish in its own name for the benefit of the Fund at third party institutions, including without limitation institutions that may be an affiliate (or an affiliate of an affiliate) or client of PNC (a “Third Party Institution”) for the purpose of administering the funds received by PNC in the course of performing its services hereunder (“Service Accounts”), the Fund acknowledges that PNC may receive (i) investment earnings from sweeping certain funds in such Service Accounts into investment accounts at Third Party Institutions; and (ii) balance credits with respect to the funds in the Service Accounts not swept as described in clause (i). On a monthly basis, PNC will offset banking service fees imposed on the Service Accounts by the Third Party Institutions (which are passed to the Fund) with balance credits calculated on average balances held in the Service Accounts without reduction for amounts swept as described in clause (i). PNC may retain for its own account the investment earnings and balance credits received from Third Party Institutions with respect to the Service Accounts.
(c) The undersigned hereby represents and warrants to PNC that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PNC or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PNC to such adviser or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board of Trustees of the Fund and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits (including without limitation any such payments).
(d) No termination of this Agreement shall cause, and no provision of this Agreement shall be interpreted in any manner that would cause, PNC’s right to receive payment of its fees and charges for services actually performed hereunder, and the Fund’s obligation to pay such fees and charges, to be barred, limited, abridged, conditioned, reduced, abrogated, or subject to a cap or other limitation or exclusion of any nature.
(e) To the extent that any service or course of conduct of PNC or PFPC Trust provided hereunder is configured or performed as it is in whole or in part due to the dictates of Shareholder Materials, standards imposed by clearing corporations or other industry-wide service bureaus or organizations, Fund policies or laws, rules or regulations in effect on the Effective Date and due to new or amended provisions of any of the foregoing after the Effective Date PNC or PFPC Trust develops, implements or provides significantly modified, different, or new processes, procedures, resources or functionalities to perform such service or course of conduct or to perform a related new service or course of conduct, PNC shall be entitled to fees appropriate for such processes, procedures, resources or functionalities or as otherwise mutually agreed by the parties.
(f) While the Fee Agreement sets forth the Fees and certain of the expenses constituting Reimbursable Expenses, PNC’s rights hereunder to receive compensation and the reimbursement of expenses from the Fund for services or a course of conduct performed in accordance with this Agreement shall not be diminished to any degree solely due to such fees and reimbursable expenses not being expressly set forth in the Fee Agreement, including by way of illustration and not limitation fees and reimbursable expenses arising from a service or a course of conduct performed pursuant to Non-Standard Instructions and other Fund Communications, in connection with a Response Failure, and responding to a Fund Error.
(g) In the event the Fund or any Portfolio is liquidated, ceases operations, dissolves or otherwise winds down operations (“Dissolution Event”) and effects a final distribution to shareholders (a “Final Distribution”), the Fund shall be responsible for paying to PNC all fees and reimbursing PNC for all reasonable expenses associated with services to be provided by PNC following the Final Distribution, whether provided pursuant to a specific request of the Fund or provided by PNC due to industry standards or due to obligations under applicable law or regulation by virtue of the services previously performed for the Fund or the Portfolio (“Final Expenses”). In connection with the foregoing, the Fund shall (i) notify PNC as promptly as practicable following first approval of the Dissolution Event or any aspect of the Dissolution Event by its Board of Trustees and furnish PNC with copies of all materials filed with the SEC or distributed to shareholders related thereto, (ii) calculate, set aside, reserve and withhold from the Final Distribution all amounts necessary to pay the Final Expenses and shall notify PNC as far in advance as practicable of any deadline for submitting materials appropriate or necessary for the determination of such amounts, and (iii) provide sufficient staff or other accommodations to ensure timely payment of Final Expenses as they come due.
10. Instructions.
(a) Unless the terms of this Agreement or PNC’s Written Procedures expressly provide, in the reasonable discretion of PNC, all requisite details and directions for it to take a specific course of conduct, PNC may, prior to engaging in a course of conduct on a particular matter, require the Fund to provide it with Oral Instructions or Written Instructions with respect to the matter.
(b) Whether received from the Fund in response to a request described in Section 10(a) above or otherwise, PNC shall be obligated to act only on “Standard Instructions,” which is hereby defined to mean (i) Instructions it receives which direct a course of conduct substantially similar in all material respects to a course of conduct provided for in PNC’s Written Procedures, or (ii) if PNC’s Written Procedures provide for a particular form of instructions to be used in connection with a matter (“Form”), Instructions it receives on the Form or conforming in all material respects to the Form in the PNC’s sole judgment.
(c) PNC may in its sole discretion decline to follow any course of conduct contained in an Instruction that is not a Standard Instruction (such course of conduct being a “Non-Standard Instruction”) for a bona fide legal, commercial or business reason (“Bona Fide Reason”), including by way of example and not limitation the following: (i) the course of conduct is not consistent or compliant with, is in conflict with, or requires a deviation from an Industry Standard, (ii) the course of conduct is not reasonably necessary or appropriate to or consistent with the services contemplated by this Agreement, (iii) the course of conduct requires a deviation from PNC’s Written Procedures, (iv) the course of conduct is in conflict or inconsistent with or violates a law, rule, regulation, or order or legal process of any nature, (v) the course of conduct is in conflict or inconsistent with or will violate a provision of this Agreement, (vi) the course of conduct imposes on PNC a risk, liability or obligation not contemplated by this Agreement, including without limitation sanction or criticism of a governmental, regulatory or self-regulatory authority, civil or criminal action, a loss or downgrading of membership, participation or access rights or privileges in or to organizations providing common services to the financial services industry, out-of-pocket costs and expenses the Fund does not agree to reimburse, requires performance of a course of conduct customarily performed pursuant to a separate service or fee agreement, requires a material increase in required resources, or is reasonably likely to result in a diversion of resources, disruption in established work flows, course of operations or implementation of controls, or (vii) PNC lacks sufficient information, analysis or legal advice to determine that the conditions in clauses (iv) and (vi) do not exist.
(d) Notwithstanding the right reserved to PNC by Section 10(c) above:
(i)	PNC may in good faith consider implementing a Non-Standard Instruction if the Fund agrees in a prior written authorization to reimburse PNC for: the costs and expenses incurred in consulting with and obtaining the opinions or other work product of technical specialists, legal counsel or other third party advisors, consultants or professionals reasonably considered by PNC to be appropriate to fully research, develop and implement the policies, procedures, operational structure and controls required to perform the Non-Standard Instruction (“External Research”), the costs and expenses associated with utilizing or expanding internal resources to fully research, develop and implement the policies, procedures, operational structure and controls required to perform the Non-Standard Instruction (“Internal Research,” and together with External Research, “Research”), and the fees and charges reasonably established by PNC for performing the Non-Standard Instruction following its implementation. The Fund may, in place of agreeing to reimburse PNC for the costs of Research, agree in such written authorization to provide PNC at the Fund’s cost and expense with all Research reasonably requested by PNC.

(ii)	Following receipt of all requested Research, PNC may, in its sole discretion, as an accommodation and not pursuant to any obligation, agree to follow a Non-Standard Instruction if it subsequently receives a Written Instruction containing terms satisfactory to it in its sole discretion, including without limitation terms constituting additional agreements with respect to fees, charges, and expenses, terms constituting appropriate warranties, representations and covenants, and terms specifying with reasonable particularity the course of conduct constituting the Non-Standard Instruction.

(iii)	PNC reserves the right following receipt of all External Research and Internal Research and notwithstanding such receipt to continue to decline to perform the Non-Standard Instruction for a Bona Fide Reason.
(e) PNC will also not be obligated to act on any Instruction with respect to which it has reasonable uncertainty about the meaning of the Instruction or which appears to conflict with another Instruction. PNC will advise the Fund if it has uncertainty about the meaning of an Instruction or if it appears to conflict with another Instruction, but PNC will have no liability for any delay between issuance of the initial Instruction and its receipt of a clarifying Instruction.
(f) In addition to any other provision of this Agreement that may be applicable to a particular Instruction, PNC may include in a form of instruction constituting a Standard Instruction, in addition to appropriate functional terms and provisions, indemnification terms that are substantially similar in all material respects to the indemnification terms set forth in this Agreement regarding indemnification of PNC and representations and covenants that PNC reasonably believes to be appropriate due to risks, liabilities or obligations incurred by it by virtue of acting in an agency capacity for the Fund or imposed on it by law, regulation, or governmental, regulatory or self-regulatory authority by virtue of its agency conduct. In addition, PNC may require third parties who purport to be authorized, or who the Fund indicates have been authorized, to act on behalf of or for the benefit of the Fund in connection with this Agreement to execute an instrument containing indemnification terms, representations and covenants as PNC may reasonably require prior to accepting the authority of the persons to so act or prior to engaging in a course of conduct with them.

(g) PNC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, truthfulness or accuracy or lack thereof, or genuineness or lack thereof of any Instruction, direction, notice, instrument or other information or communication from the Fund which PNC reasonably believes to have been given by the Fund (“Fund Communication”). PNC shall have no liability for engaging in a course of conduct in accordance with any of the foregoing provided it otherwise acts in compliance with this Agreement. PNC shall be entitled to rely upon any Instruction it receives from an Authorized Person or from a person PNC reasonably believes to be an Authorized Person relating to this Agreement. PNC shall be entitled to assume that any Instruction received hereunder is not in any way inconsistent with law, regulation, market practice, the provisions of organizational documents of the Fund or this Agreement, or any vote, resolution or proceeding of the Fund’s Board of Trustees or of the Fund’s shareholders.
(h) PNC may, in its discretion, decline to accept Oral Instructions with respect to a particular matter under this Agreement and may require Written Instructions before engaging in a course of conduct with respect to a particular matter under this Agreement. In the event PNC accepts Oral Instructions, the Fund agrees as a condition to PNC’s acceptance of the Oral Instructions, to deliver to PNC, for receipt by 5:00 PM (Eastern Time) on the same business day as the day the Oral Instructions were given, Written Instructions which confirm the Oral Instructions. The fact that such confirming Written Instructions are not timely received by PNC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PNC’s ability to rely upon such Oral Instructions. PNC’s memorialization of the Oral Instructions shall be conclusively presumed to be the controlling Written Instructions in the event confirming Written Instructions are not timely received or in the event the confirming Written Instructions differ from the Oral Instructions.
(i) In the event facts, circumstances, or conditions exist or events occur, other than due to a breach by PNC of its Standard of Care, including without limitation situations contemplated by Section 10(e) above, and PNC reasonably determines that it must take a course of conduct in response to such situation and must receive an Instruction from the Fund to direct its conduct, and PNC so notifies the Fund, and the Fund fails to furnish adequate Instructions or unreasonably delays furnishing adequate Instructions (“Response Failure”):
(i)	PNC will first endeavor to utilize internal resources to determine the appropriate course of conduct in response to the situation but will be entitled, at the Fund’s sole cost and expense, to consult with legal counsel or other third parties reasonably determined by PNC to be appropriate to determine the appropriate course of conduct and the Fund will reimburse PNC for out-of-pocket expenses so incurred upon being invoiced for same; and

(ii)	PNC may implement a course of conduct on behalf of the Fund and PNC will have all rights hereunder with respect to such course of conduct as if such course of conduct was taken pursuant to and contained in Written Instructions. The Fund will pay PNC all fees reasonably charged by PNC, if any, for engaging in the particular course of conduct and reimburse PNC for all reasonably related out-of-pocket expenses incurred upon being invoiced for same.
11. Standard of Care/Limitations of Liability.
(a) Subject to the terms of this Section 11, PNC shall be liable to the Fund (or any person or entity claiming through the Fund) for Loss only to the extent caused by PNC’s own intentional misconduct, bad faith or negligence with respect to its duties under this Agreement (“Standard of Care”). In the absence of a finding to the contrary, the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been caused by a failure of PNC to meet its Standard of Care.

(b) Neither PNC nor its Affiliates shall be liable for Loss (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; action or inaction by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.
(c) Neither PNC nor its Affiliates shall be liable for any Loss arising out of action or inaction by PNC or such Affiliate in accordance with advice of counsel. Neither PNC nor its Affiliates shall be liable for any Loss arising out of any action or omission to act by any prior service provider of the Fund or for any failure to discover any error or omission by a prior service provider.
(d) Neither PNC nor its Affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by PNC or its Affiliates. The Fund shall not be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by the Fund.
(e) Any claims (including the filing of a suit or, if applicable, commencement of arbitration proceedings) must be asserted by the Fund (or any person or entity claiming through the Fund) against PNC or any of its Affiliates within the earlier of 24 months after the Fund became aware of the claim or 24 months after the Board of Trustees of the Fund is informed of specific facts that should have alerted it that a basis for such a claim might exist; provided that in no event shall the Fund (or any person or entity claiming through the Fund) be permitted to assert a claim against PNC or any of its Affiliates at any time after the expiration of the applicable statute of limitations.
(f) Each party shall have a duty to mitigate damages for which the other party may become responsible.
(g) This Section 11 shall survive termination of this Agreement.
12. Indemnification.
     (a) The Fund agrees to indemnify, defend and hold harmless PNC and its Affiliates, and the respective directors, trustees, officers, agents and employees of each, from any and all Losses and all reasonable attorneys’ fees, reasonable court costs, reasonable travel costs and other reasonable out-of-pocket costs and expenses related to the investigation, discovery, litigation, settlement, mediation or alternative dispute resolution of any Claim arising directly or indirectly from: (a) conduct of the Fund in connection with activities contemplated by this Agreement, or the conduct of a Fund contractor, subcontractor or prior service provider in connection with providing services to the Fund; (b) conduct of PNC as agent of the Fund not constituting a breach of its Standard of Care; (c) conduct of PNC pursuant to a Fund Communication or in reliance on written legal analysis or advice provided PNC’s performance of the conduct shall remain subject to the Standard of Care; (d) a course of conduct taken by PNC pursuant to Section 10(i) above due to a Response Failure; and (e) a Fund Error. PNC shall have no liability to the Fund or any person claiming through the Fund for any Loss caused in whole or in part by any conduct described in the preceding sentence. This Section 12(a) shall survive termination of this Agreement. Any amounts payable pursuant to this Section 12(a) shall be satisfied only against the relevant Portfolio’s assets and not against the assets of any other series of the Fund.

     (b) PNC agrees to indemnify, defend and hold harmless the Fund and its trustees, officers and employees from those losses, costs, damages, expenses (including reasonable attorneys’ fees, reasonable court costs, reasonable travel costs and other reasonable out-of-pocket costs and expenses related to the investigation, discovery, litigation, settlement, mediation or alternative dispute resolution of any claim relating to the subject matter of this Agreement), awards, judgments, assessments, fines, penalties, payments, reimbursements, adverse consequences, liabilities and obligations caused by PNC’s own intentional misconduct, bad faith or negligence with respect to PNC’s duties under this Agreement provided that PNC’s indemnification, defense and hold harmless obligations shall extend only to that portion of any such loss, cost, damage, expense, award, judgment, assessment, fine, penalty, payment, reimbursement, adverse consequence, liability or obligation that is shown to be caused by PNC’s own intentional misconduct, bad faith or negligence with respect to PNC’s duties under this Agreement. In the absence of a finding to the contrary, the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been caused by PNC’s own intentional misconduct, bad faith or negligence with respect to PNC’s duties under this Agreement. Any obligation of PNC to indemnify, defend or hold harmless the Fund or its trustees, officers or employees (or any person or entity claiming through the Fund or its trustees, officers or employees) is subject to and limited by the provisions of this Agreement that limit PNC’s responsibility or liability. The provisions of this Section 12(b) set forth the exclusive remedy of the Fund, the Fund’s trustees, officers and employees, and any person or entity claiming through the Fund or the Fund’s trustees, officers or employees, with respect to any claim against PNC relating to the subject matter of this Agreement. This Section 12(b) shall survive termination of this Agreement.
13. Duration and Termination.
(a) This Agreement shall be effective on the Effective Date and unless terminated pursuant to this Section 13 shall continue for a period of one (1) year from the Effective Date (the “Initial Term”).
(b) Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year (“Renewal Terms”) each, unless the Fund or PNC gives written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.
(c) Notwithstanding the provisions of Section 13(a) and Section 13(b) above, if a party materially breaches this Agreement (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party (“Breach Notice”), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non-Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party (“Breach Termination Notice”), in which case this Agreement shall terminate on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then current Renewal Term). In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.
(d) Notwithstanding anything contained in this Agreement to the contrary (other than as contained in Section 13(e) below), if in connection with a Change in Control (for purposes of this Section 13(d) “Change in Control” is defined to mean a merger, consolidation, adoption, acquisition, change in control, re-structuring, or re-organization of or any other similar occurrence involving the Fund or any adviser or sponsor of the Fund) the Fund gives notice to PNC terminating it as the provider of any of the services hereunder or if the Fund otherwise terminates this Agreement before the expiration of the then current Initial or Renewal Term (“Early Termination”): (i) PNC shall, if requested by the Fund, make a good faith effort to facilitate a conversion to the Fund’s successor service provider, provided that PNC does not guarantee that it will be able to effect a conversion on the date(s) requested by the Fund and (ii) before the effective date of the Early Termination and before any conversion of Fund records and accounts to a successor service provider the Fund shall pay to PNC an amount equal to the lesser of five (5) months of fees and other amounts payable to PNC or all fees and other amounts payable to PNC calculated as if PNC were to provide all services hereunder until the expiration of the then current Initial or Renewal Term (“Early Termination Fee”) . The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to PNC under this Agreement during the last three calendar months before the date of the notice of Early Termination (or if not given the date it should have been given). The Fund expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to PNC for the termination of services before the expiration of the then current Initial or Renewal Term. If the Fund gives notice of Early Termination after expiration of the specified notice period to terminate this Agreement in the ordinary course at the end of the then current Initial or Renewal Term, the references above to “expiration of the then current Initial or Renewal Term” shall be deemed to mean “expiration of the Renewal Term immediately following the then current Initial or Renewal Term.” If any of the Fund’s assets serviced by PNC under this Agreement are removed from the coverage of this Agreement (“Removed Assets”) and are subsequently serviced by another service provider (including the Fund or any affiliate of the Fund (other than a subsidiary of PNC Global Investment Servicing Inc.)): (i) the Fund will be deemed to have caused an Early Termination with respect to such Removed Assets as of the day immediately preceding the first such removal of assets and (ii) at PNC’s option, either (1) the Fund will also be deemed to have caused an Early Termination with respect to all non-Removed Assets as of a date selected by PNC (PNC will provide the Fund written notice at least thirty (30) days prior to invoking the option set forth in this sub-item (1), and during such notice period PNC will make itself available for good faith discussions with the Fund regarding PNC’s decision to invoke the option set forth in this sub-item (1), provided that upon the termination of such notice period PNC shall be entitled at its sole discretion and without penalty to invoke the option set forth in this sub-item (1)) or (2) this Agreement will remain in full force and effect with respect to all non-Removed Assets.
(e) In the event that this Agreement is terminated in accordance with the provisions of Section 13(c) above, Section 13(d) above shall be treated as if it was not a part of this Agreement (provided that the removal of assets as referenced in the preamble to the last sentence of such Section 13(d) shall not be permitted prior to the termination date of this Agreement).
(f) In the event of termination, all expenses (“Conversion Expenses”) associated with movement of records and materials and conversion thereof to a successor transfer agent (“Conversion Actions”) will be borne by the Fund and paid to PNC prior to any such conversion, including without limitation (i) reasonable expenses incurred by PNC associated with de-conversion to a successor service provider, (ii) reasonable expenses associated with the transfer or duplication of records or materials, (iii) reasonable expenses associated with the conversion of records or materials and (iv) reasonable trailing expenses. In addition, in the event of termination, if PNC continues to perform any Conversion Actions or provides any other services hereunder, beyond any termination date or time specified in any notice or in any other manner, the Fund shall be obligated to pay PNC immediately upon being invoiced therefor, all Conversion Expenses and all other Fees and Reimbursable Expenses associated with the services PNC continues to provide hereunder during such period. PNC’s performance of any Conversion Actions is conditioned on the prior full performance by the Fund, to PNC’s reasonable satisfaction, of its obligations under Section 3(a)(10)(D)(iii) above.
(g) Notwithstanding anything contained in this Agreement to the contrary, PNC shall be entitled (at its sole discretion) to terminate this Agreement at any time following (i) the Fund commencing as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or the Fund seeking the appointment of a receiver, conservator, trustee, custodian or similar official for the Fund or any substantial part of its property, (ii) commencement of any such case or proceeding against the Fund, or another entity seeking any such appointment, (iii) the Fund making a general assignment for the benefit of creditors or (iv) the Fund admitting in writing its inability to pay its debts as they become due; any such termination of this Agreement by PNC shall be without any prejudice to, and without the payment of any penalty or other amount by, PNC. Notwithstanding clause (iii) of Section 15 below, notice of termination pursuant to this Section 13(g) shall be considered given and effective on the date sent, not when received.
14. Policies and Procedures.
(a) The parties acknowledge that the services described in and to be provided under this Agreement involve processes, actions, functions, instructions, consents, choices, the exercise of rights or performance of obligations, communications and other components, both internal to PNC and interactive between the parties, necessitated or made appropriate by business or by legal or regulatory considerations, or both, that in most cases are far too numerous and minutely detailed to expressly include in this Agreement and that, accordingly, the parties agree that PNC shall perform the services provided for in this Agreement in accordance with the written policies, procedures, manuals, documentation and other operational guidelines of PNC governing the performance of the services in effect at the time the services are performed (“Written Procedures”), that PNC may from time to time revise its Written Procedures, and that the Written Procedures are expressly intended to supplement the description of services provided for herein, but that the express terms of this Agreement will always prevail in any conflict with the Written Procedures. PNC may embody in its Written Procedures any course of conduct which it reasonably determines is commercially reasonable or consistent with generally accepted industry practices, principles or standards (“Industry Standard”) and in making such determination may rely on such information, data, research, analysis and advice, including legal analysis and advice, as it reasonably determines appropriate under the circumstances.
(b) Notwithstanding any other provision of this Agreement, the following terms of this Section 14(b) shall apply in the event facts, circumstances or conditions exist or events occur, other than due to a breach by PNC of its Standard of Care, which would require a service to be provided hereunder other than in accordance with PNC’s Written Procedures, or if PNC is requested by the Fund, or a third party authorized to act for the Fund, to deviate from a Written Procedure in connection with the performance of a service hereunder (collectively, “Exception Services”):
(i)	PNC shall not be obligated to perform any particular Exception Service. However, PNC may in good faith consider developing and implementing an Exception Service: if the Fund agrees in a prior written authorization to reimburse PNC for all costs and expenses incurred in consulting with and obtaining the opinions of specialists, legal counsel or other third parties reasonably considered by PNC to be appropriate in light of the Exception Service requested (“Exception Research”) and the costs associated with utilizing internal resources to develop and implement the Exception Service, and to pay the fees and charges established by PNC for performing the Exception Service. The Fund may, in place of agreeing to reimburse PNC for the costs of Exception Research, agree in such written authorization to provide PNC with all Exception Research reasonably requested by PNC at the Fund’s cost and expense.

(ii)	Following receipt of all requested Exception Research, PNC may, in its sole discretion, as an accommodation and not pursuant to any obligation, agree to provide an Exception Service if it receives a Written Instruction containing terms satisfactory to it in its sole discretion, including without limitation terms constituting additional agreements with respect to fees, charges and expenses, terms constituting appropriate warranties, representations and covenants, and terms specifying with particularity the course of conduct constituting the Exception Service.

(iii)	PNC reserves the right following receipt of all Exception Research and notwithstanding such receipt to continue to decline to perform the Exception Service for a bona fide legal, commercial or business reason.
(c) In the event that the Fund requests documentation, analysis or verification in whatsoever form regarding the commercial reasonableness or industry acceptance of conduct provided for in a Written Procedure, PNC will cooperate to furnish such materials as it may have in its possession at the time of the request without cost to the Fund, but the Fund agrees to reimburse PNC for all out of pockets costs and expenses incurred, including the costs of legal or expert advice or analysis, in obtaining additional materials in connection with the request.
15. Notices. Notices permitted or required by this Agreement shall be in writing and:
(i)	addressed as follows, unless a notice provided in accordance with this Section 15 shall specify a different address, fax number or individual:
(A)	if to PNC, to PNC Global Investment Servicing (U.S.) Inc., 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President, Fax Number 302-791-1856; with a copy to PNC Global Investment Servicing (U.S.) Inc., 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: Senior Counsel – TA & SubAccounting, Fax Number 302-791-3388; and
(B)	if to the Fund, at PNC Capital, 1900 East 9th Street, Cleveland, OH 44114, Attention:John Kernan; Fax Number: 216-222-0220; with a copy to Ropes & Gray LLP, One International Place, Boston, Massachusetts 02110, Attention: John Loder, Fax Number: 617-235-0066;
(ii)	delivered by: hand (personal delivery by an Authorized Person to addressee); private messenger, with signature of recipient; U.S. Postal Service (with return receipt or other delivery verification provided); overnight national courier service, with signature of recipient; or facsimile sending device providing for automatic confirmation of receipt; and
(iii)	deemed given on the day received by the receiving party.
16. Amendments. This Agreement, or any term hereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.
17. Delegation; Assignment. PNC may assign its rights and delegate its duties hereunder to any affiliate of PNC or of The PNC Financial Services Group, Inc., provided that PNC gives the Fund thirty (30) days’ prior written notice of such assignment or delegation and such assignment or delegation does not impair the Fund’s receipt of services under this Agreement in any material respect, and any such delegation shall not relieve PNC of its liabilities hereunder. To the extent required by the rules and regulations of the NSCC and in order for PNC to perform the NSCC-related services, the Fund agrees that PNC may delegate its duties to any affiliate of PNC that is a member of the NSCC.
18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
19. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

20. Miscellaneous.
(a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties regarding the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.
(b) Non-Solicitation. During the term of this Agreement and for one year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PNC’s employees who perform services related to the Fund, and the Fund shall cause the Fund’s sponsor and the Fund’s affiliates to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PNC’s employees who perform services related to the Fund. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a PNC employee by the Fund, the Fund’s sponsor or an affiliate of the Fund if the PNC employee was identified by such entity solely as a result of the PNC employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.
(c) No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or Shareholder Materials or to adopt any policies which would affect materially the obligations or responsibilities of PNC hereunder without the prior written approval of PNC, which approval shall not be unreasonably withheld or delayed. Such approval, if given, shall not constitute a waiver or abridgment of any rights under this Agreement. The scope of services to be provided by PNC under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the parties hereto expressly agree in writing to any such increase.
(d) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
(e) Information. The Fund will provide such information and documentation as PNC may reasonably request in connection with services provided by PNC to the Fund.
(f) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.
(g) Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement (including without limitation those certain provisions providing for rights of PFPC Trust or obligations of the Fund to PFPC Trust), (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.
(h) No Representations or Warranties. Except as expressly provided in this Agreement, PNC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PNC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.
(i) Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PNC’s affiliates are financial institutions, and PNC may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PNC may also ask (and may have already asked) for additional identifying information, and PNC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.
(j) Additional Portfolios. Notwithstanding anything in this Agreement to the contrary, if PNC is requested orally or in writing to provide services under this Agreement to any additional series of the Fund (“Additional Portfolio”), and PNC provides such services under this Agreement to such Additional Portfolio, then, from the date PNC commences providing such services, such Additional Portfolio shall be deemed to be a “Portfolio” under this Agreement even in the absence of a writing specifically including such Additional Portfolio on Exhibit A of this Agreement.
(k) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.
(l) Prior Agreement. Effective as of the effectiveness of this Agreement, the Transfer Agency Services Agreement dated as of June 10, 2006 by and among PNC (formerly known as PFPC Inc.), the Fund (formerly known as Allegiant Funds) and Allegiant Advantage Fund (the “Prior Agreement”) is hereby terminated. PNC shall be entitled with respect to this Agreement to continue to rely on any standing instructions, directions, procedures or similar items that were provided to or utilized by PNC in relation to the Fund with respect to the Prior Agreement. The terms of the Amendment to Transfer Agency Services Agreement to the Prior Agreement, which Amendment is dated April 30, 2009 and which related to Rule 22c-2 under the 1940 Act, shall continue in full force and effect and are hereby made a part of this Agreement; the Fund’s indemnification, defense and hold harmless obligations set forth in such terms are in addition to the Fund’s other indemnification, defense and hold harmless obligations set forth in this Agreement.
(m) Statutory Trust. The name “PNC Funds” and of any series thereof, and any reference to the “Trustees” of PNC Funds, refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the Agreement and Declaration of Trust which is hereby referred to and a copy of which is on file at the office of the State Secretary of the State of Delaware and at the principal office of the Fund. The obligations of the Fund entered into in its name (or in the name of one of its series) or on behalf thereof by any of its Trustees, representatives or agents, are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Fund personally, but bind only the Fund property, and all persons dealing with any class of shares of the Fund must look solely to the Fund property belonging to such class for the enforcement of any claims against the Fund.
(n) Professional Advisers. Each of the Fund and PNC may rely on the advice of professional advisers in relation to matters of law, regulation or market practice.
(o) Recording. Both PNC and the Fund may record telephonic communication between the Fund (or its agents) and PNC.
(p) Requests to Transfer Information to Third Parties.
(1) In the event that the Fund, whether pursuant to Written Instructions or otherwise, requests or instructs PNC to send, deliver, mail, transmit or otherwise transfer to a third party which is not a subcontractor of PNC and which is not the DTCC, NSCC or other SEC-registered clearing corporation information which constitutes Confidential Information of the Fund or non-public personal information of current or former investors in the Fund: PNC may decline to provide the information requested on the terms contained in the request, subject to exception for the PTA Transmission (as defined below) as set forth in subsection (2), but will in good faith discuss the request and attempt to accommodate the Fund with respect to the request, and PNC will not be obligated to act on any such request unless it agrees in writing to the terms of the information transfer. In the event PNC so agrees in writing to transfer information: the Fund shall pay a reasonable fee for such service upon being invoiced for same by PNC, subject to exception for the PTA Transmission as set forth in subsection (2); PNC shall have no liability or duty with respect to such information after it releases the information, provided PNC has acted in accordance with its Standard of Care in executing the express instructions of the written information transfer request (including the request relating to the PTA Transmission); and PNC shall be entitled to the indemnification provided for at Section 12(a) above in connection with the activities contemplated by any such written information transfer request (including the request relating to the PTA Transmission).
(2) PNC agrees without charge to the Fund to provide the services related to the PTA Transmission, as such services are constituted in nature and scope on the Effective Date, until the earlier to occur of (i) the date which is the third (3rd) anniversary of the Effective Date, or (ii) the date of any termination of this Agreement (in either case, the “PTA Termination Date”).
(3) “PTA Transmission” means the daily transaction file and daily position file containing account information related to personnel of certain affiliates of the Fund or The PNC Financial Services Group, Inc. (“PNCFSG”) that PNC initially delivered on behalf of the Fund by means of desktop report to a third party provider of PTA compliance analytics to PNCFSG (the “PTA Provider”) to facilitate the enforcement of such affiliates’ codes of conduct and internal policies and that are now delivered by PNC to the PTA Provider by mainframe transmission.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PNC Global Investment Servicing (U.S.) Inc.		PNC Funds

By:	/s/ Michael Denofrio	By:	/s/ John Kernan

	Name: Michael Denofrio		Name: John Kernan
	Title: Executive Vice President & Senior Managing Director		Title: Treasurer

EXHIBIT A
(Dated: June 30th, 2010)
     THIS EXHIBIT A is Exhibit A to that certain Transfer Agency Services Agreement dated as of June 30th, 2010 between PNC Global Investment Servicing (U.S.) Inc. and PNC Funds.
Portfolios
PNC Balanced Allocation Fund
PNC International Equity Fund
PNC Large Cap Core Equity Fund
PNC Large Cap Growth Fund
PNC Large Cap Value Fund
PNC Mid Cap Value Fund
PNC Multi-Factor Small Cap Core Fund
PNC Multi-Factor Small Cap Growth Fund
PNC Multi-Factor Small Cap Value Fund
PNC S&P 500 Index Fund
PNC Small Cap Core Fund
PNC Bond Fund
PNC Government Mortgage Fund
PNC High Yield Bond Fund
PNC Intermediate Bond Fund
PNC Limited Maturity Bond Fund
PNC Total Return Advantage Fund
PNC Ultra Short Bond Fund
PNC Intermediate Tax Exempt Bond Fund
PNC Michigan Intermediate Municipal Bond Fund
PNC Ohio Intermediate Tax Exempt Bond Fund
PNC Pennsylvania Intermediate Municipal Bond Fund
PNC Maryland Tax Exempt Bond Fund
PNC Tax Exempt Limited Maturity Bond Fund
PNC Government Money Market Fund
PNC Money Market Fund
PNC Ohio Municipal Money Market Fund
PNC Pennsylvania Tax Exempt Money Market Fund
PNC Tax Exempt Money Market Fund
PNC Treasury Money Market Fund

APPENDIX A
Definitions
As used in this Agreement:
“1933 Act” means the Securities Act of 1933, as amended.
“1934 Act” means the Securities Exchange Act of 1934, as amended.
“1940 Act” means the Investment Company Act of 1940, as amended.
“Affiliate” means any “affiliate” (as defined in the 1940 Act) of PNC that provides services to PNC or to the Fund in connection with this Agreement, and such term also means PFPC Trust in connection with services PFPC Trust provides in connection with Section 3(a)(10) of the Agreement.
“Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund in a manner reasonably satisfactory to PNC to give Instructions on behalf of the Fund. Any limitation on the authority of an Authorized Person to give Instructions must be expressly set forth in a written document signed by both parties.
“Claim” means any claim, demand, suit, action, obligation, liability, suit, controversy, breach, proceeding or allegation of any nature (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory.
“Code” means the Internal Revenue Code of 1986, as amended.
“conduct” or “course of conduct” means a single act, two or more acts, a single instance of an action not being taken or of forbearance given, two or more instances of an action not being taken or of forbearance given, or any combination of the foregoing.
“Fund Error” means the Fund or a third party acting on behalf of the Fund or conveying Fund data or information committing an error, furnishing inaccurate, incorrect or incomplete data or information to PNC or PFPC Trust or by other act or omission requiring Remediation Services.
“Instructions” means Oral Instructions and Written Instructions considered collectively or individually.
“Loss” and “Losses” means any one, or any series of related, losses, costs, damages, expenses, awards, judgments, assessments, fines, penalties, payments, reimbursements, adverse consequences, liabilities or obligations arising out of any Claim.
“Loss Date” means the date of occurrence of the event or circumstance causing a particular Loss, or the date of occurrence of the first event or circumstance in a series of events or circumstances causing a particular Loss.
“Oral Instructions” means oral instructions received by PNC from an Authorized Person or from a person reasonably believed by PNC to be an Authorized Person. PNC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.
“PFPC Trust” means PFPC Trust Company and its lawful successors and assigns.

“Remediation Services” means the additional services required to be provided hereunder by PNC or PFPC Trust in connection with a Fund Error in order to correct, remediate, adjust, reprocess, repeat, reverse or otherwise modify conduct previously taken in accordance with the Agreement to achieve the outcome originally intended by the previous conduct.
“SEC” means the Securities and Exchange Commission.
“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.
“Shareholder Materials” means the Fund’s prospectus, statement of additional information and any other materials relating to the Fund provided to Fund shareholders by the Fund.
“Shares” means the shares or other units of beneficial interest of each Portfolio.
“Written Instructions” means (i) written instructions signed by an Authorized Person (or a person reasonably believed by PNC to be an Authorized Person), addressed to and received by PNC, and delivered by (A) hand (personally delivery by the Authorized Person), (B) private messenger, U.S. Postal Service or overnight national courier which provides confirmation of receipt with respect to the particular delivery, or (C) facsimile sending device which provides automatic confirmation of the standard details of receipt, or (ii) trade instructions transmitted to and received by PNC by means of an electronic transaction reporting system which requires use of a password or other authorized identifier in order to gain access.

APPENDIX B
Red Flags Services
(a) The provisions of this Appendix B shall apply in the event the Fund elects to receive Red Flags Services. Section 3(c) of the Agreement together with this Appendix B is referred to collectively as the “Red Flags Section.”
(b) PNC agrees to provide the Fund with the “Red Flags Services,” which is hereby defined to mean the following services:
(i)	PNC will maintain written controls reasonably designed to detect the occurrence of Red Flags (as defined below) in connection with (i) account opening and other account activities and transactions conducted directly through PNC with respect to Direct Accounts (as defined below), and (ii) transactions effected directly through PNC by Covered Persons (as defined below) in Covered Accounts (as defined below). Such controls, as they may be revised from time to time hereunder, are referred to herein as the “Controls.” Solely for purposes of the Red Flags Section, the capitalized terms below will have the respective meaning ascribed to each:
(A)	“Red Flag” means a pattern, practice, or specific activity or a combination of patterns, practices or specific activities which may indicate the possible existence of Identity Theft (as defined below) affecting a Registered Owner (as defined below) or a Covered Person.

(B)	“Identity Theft” means a fraud committed or attempted using the identifying information of another person without authority.

(C)	“Registered Owner” means a natural person who is the owner of record of a Direct Account on the books and records of the Fund maintained by PNC as registrar of the Portfolios (the “Fund Registry”).

(D)	“Covered Person” means a natural person who is the owner of record of a Covered Account on the Fund Registry.

(E)	“Direct Account” means an account holding Shares established directly with and through PNC by a natural person as a registered account on the Fund Registry and through which the owner of record has the ability to directly conduct account and transactional activity with and through PNC.

(F)	“Covered Account” means an account holding Shares established by a financial intermediary for a natural person as the owner of record on the Fund Registry and through which such owner of record has the ability to conduct transactions in Shares directly with and through PNC.
(ii)	PNC will provide the Fund with a printed copy of or Internet viewing access to the Controls.
(iii)	PNC will notify the Fund of Red Flags which it detects and reasonably determines to indicate a significant risk of Identity Theft to a Registered Owner or a Covered Person (“Possible Identity Theft”) and assist the Fund in determining the appropriate response of the Fund to the Possible Identity Theft.

(iv)	PNC will (A) engage an independent auditing firm or other similar firm of independent examiners to conduct an annual testing of the Controls and issue a report on the results of the testing (the “Audit Report”), and (B) furnish a copy of the Audit Report to the Fund.

(v)	Upon Fund request, issue a certification in a form determined to be appropriate by PNC in its reasonable discretion, certifying to PNC’s continuing compliance with the Controls after the date of the most recent Audit Report.
(c) The Fund agrees it is responsible for complying with and determining the applicability to the Fund of Section 114 of the Fair and Accurate Credit Transaction Act of 2003 and regulations promulgated thereunder by the Federal Trade Commission (the “Red Flags Requirements”), for determining the extent to which the Red Flags Services assist the Fund in complying with the Red Flags Requirements, and for furnishing any supplementation or augmentation to the Red Flags Services it determines to be appropriate under the Red Flags Requirements, and that PNC has given no advice and makes no representations with respect to such matters. This Red Flags Section shall not be interpreted in any manner which imposes a duty on PNC to act on behalf of the Fund or otherwise, including any duty to take any action upon the occurrence of a Red Flag, other than as expressly provided for in this Red Flags Section. The Controls and the Red Flags Services may be changed at any time and from time to time by PNC in its reasonable sole discretion to include commercially reasonable provisions appropriate to the Red Flags Requirements, as they may be constituted from time to time. In consideration for the Red Flags Services, the Fund will pay to PNC a fee for Red Flags Services as established by PNC from time to time by written notice. Other than the initial fee which will be payable as of the Effective Date, the Fund will pay PNC any revised fee commencing thirty (30) days after the Fund’s receipt of the written notice containing the revised fee. The Fund will be able to terminate the Red Flags Services within this 30-day period by sending notice of such to PNC but will be considered to have agreed to the revised fee if such notice is not sent.
(d) Notwithstanding any other provision of the Agreement:
(i)	Neither PNC nor its Affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by PNC or its Affiliates. PNC’s maximum cumulative aggregate liability to the Fund and all persons or entities claiming through the Fund, considered as a whole, for Loss arising out of the Red Flags Section, the recovery of which is not barred by another provision of the Agreement, shall not exceed the greater of (i) $25,000, or (ii) fees received by PNC for the Red Flags Services during the six (6) months immediately prior to the last Loss Date, up to a maximum of $50,000.

(ii)	In the event of a material breach of the Red Flags Section by PNC, the Fund’s sole and exclusive termination remedy shall be to terminate the Red Flags Services by complying with any notice and cure period provisions in the Agreement applicable to a material breach of the Agreement, but the Fund shall not be entitled to terminate any other provision of the Agreement. For purposes of clarification, the foregoing provision is not intended to restrict, modify or abrogate any remedy available to the Fund under another provision of the Agreement for a breach of the Red Flags Section by PNC other than the termination remedy.

APPENDIX C
Internet Account Management Services
1. Definitions. The terms set forth in this Section 1 shall have the meanings ascribed thereto in this Section 1 solely for purposes of this Appendix C (the “Appendix”). Capitalized terms used in this Appendix not expressly defined in this Appendix shall have the meanings ascribed thereto elsewhere in the Agreement.
     (a) “Account” means a Shareholder account in a Portfolio.
     (b) “End User” means a Shareholder who properly accesses the IAM System.
     (c) “Fund Web Site” means the collection of electronic documents, electronic files and pages and underlying databases and software residing on one or more computer systems maintained by the Fund under authority of the Fund and accessible by Shareholders through the Internet.
     (d) “IAM Services” means the services identified in Section 2 hereof.
     (e) “IAM System” means, as of a particular moment during the term of this Appendix, the entire collection of electronic documents, files, pages, databases and software and computer equipment utilized by PNC to provide to End Users, in accordance with the System Guide then in effect, the ability to effect all Inquiries and Transactions contemplated by the System Guide.
     (f) “Inquiry” means any interaction with or action taken with respect to the IAM System initiated by a Shareholder which is not a Transaction and which the Fund has elected to permit Shareholders to initiate pursuant to this Appendix.
     (g) “Internet” shall mean the communications network comprised of multiple communications networks linking education, government, industrial and private computer networks and commonly referred to the “Internet.”
     (h) “Shareholder” means the record owner of Shares or an authorized agent of such a record owner.
     (i) “System Guide” means the IAM System Product Guide.
     (j) “Utilized System” means, as of a particular moment during the term of this Appendix, the portion of the IAM System utilized by PNC to provide to End Users, in accordance with applicable provisions of the System Guide then in effect, the ability to effect the Inquiry and Transaction capabilities that the Fund elects to make available to Shareholders and pays for in accordance with PNC’s applicable schedule of IAM fees and charges.
     (k) “Transaction” means any purchase, sale, redemption, distribution, exchange, transfer or other activity or change in status involving an Account or assets in an Account initiated by an End User which the Fund has elected to permit Shareholders to initiate pursuant to this Appendix.
2. PNC Responsibilities.
     (a) To the extent contemplated by the Utilized System in effect at the relevant time, PNC shall:

     (1) Acquire and maintain all software and equipment reasonably required to enable Shareholders with identification information, access codes or other verification information determined by PNC to be necessary to effect Inquiries and Transactions;
     (2) Print, address and mail, at the Fund’s expense, such promotional mailings and other communications to Shareholders regarding the IAM Services as the Fund may reasonably request;
     (3) In connection with Transactions, to the extent authorized by the Fund and agreed to by PNC in its discretion, accept bank account information over the Internet from Shareholders and take such other actions as may be appropriate to facilitate movement of money to and from Accounts through the Automated Clearing House (“ACH”). The Fund shall be solely responsible for all market risk (gain/loss liability) associated with Transactions utilizing the ACH process;
     (4) Take commercially reasonable measures to maintain the security and integrity of the IAM System including without limitation measures to restrict access to Accounts to the owners thereof or their authorized agents;
     (5) Provide such installation services as may be reasonably required to permit Shareholders to access the IAM System through a hypertext link maintained by the Fund at the Fund Web Site, including without limitation a review of the Fund’s network requirements and recommendations with respect to establishing, maintaining and testing the network connectivity and performance;
     (6) Establish commercially reasonable processes and procedures to enable End Users to effect Inquiries and Transactions;
     (7) On a timely basis, deliver to the Fund or make available to the Fund over the Internet the System Guide in effect on the Effective Date and the revisions contemplated by Section 2(b) of this Appendix;
     (8) Deliver a monthly billing report to the Fund, which shall include a report of Inquiries and Transactions;
     (9) Exercise reasonable efforts to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by the Fund to PNC in writing from time to time, and all “point and click” features of the IAM System relating to Shareholder acknowledgment and acceptance of such disclaimers and notifications;
     (10) Provide periodic site visitation (hit reports) and other information regarding End User use of the IAM System as agreed by PNC and the Fund from time to time;
     (11) Monitor the telephone lines involved in providing IAM Services and inform the Fund of any malfunctions or service interruptions; and
     (12) Provide such assistance as may reasonably be requested by the Fund in connection with the Fund’s utilization of the IAM System.
     (b) PNC will take commercially reasonable measures to maintain the operation of the Utilized System in accordance with applicable provisions of the System Guide in effect as of the Effective Date. Thereafter, to the extent PNC’s performance of the service described in the immediately proceeding sentence requires in the reasonable judgment of PNC a change to the Utilized System

(“Maintenance Change”), PNC will effect the Maintenance Change and revise the System Guide to the extent it reasonably determines necessary to reflect the Maintenance Change. Notwithstanding any other term of the Agreement, PNC shall have no obligation to design, develop or implement any enhancement, upgrade, modification, replacement or addition to any functionality, interface, component, system, subsystem, module, architecture, platform, or version of the IAM System or any part of the IAM System not constituting a Maintenance Change (an “Upgrade”) or to incorporate an Upgrade into the Utilized System without additional charge or separate fee to the Fund. In the event PNC elects in its sole and absolute discretion to develop and implement an Upgrade and to incorporate it into the Utilized System without additional charge or separate fee to the Fund, PNC shall revise the System Guide to reflect such Upgrade.
     (c) For purposes of clarification: PNC has no obligation to develop or implement any Upgrade, but may in its sole and absolute discretion agree in writing to develop an Upgrade requested by the Fund, in which case PNC’s obligations shall be determined in accordance with such written agreement.
3. Fund Responsibilities. The Fund shall at its expense:
     (a) Provide, or retain other persons to provide, all computers, telecommunications equipment, encryption technology and other materials, services, equipment and software reasonably necessary to develop and maintain the Fund Web Site, including the functionality necessary to maintain the hypertext links to the IAM System;
     (b) Promptly provide PNC written notice of changes in Fund policies or procedures requiring changes to the IAM System settings or parameters or IAM Services (“Fund Change”); provided, however, this provision shall be interpreted only to require PNC to modify adjustable settings or parameters already provided for in the IAM System in response to a Fund Change and not to require PNC to effect any Upgrade for the Fund. In the event an Upgrade is in the reasonable judgment of PNC required to implement a Fund Change, Section 2(c) of this Appendix shall be applicable;
     (c) Work with PNC to develop Internet marketing materials for End Users and forward a copy of appropriate marketing materials to PNC;
     (d) Revise and update applicable prospectuses and other pertinent materials, such as user agreements with End Users, to include the appropriate consents, notices and disclosures for the IAM Services, including disclaimers and information reasonably requested by PNC;
     (e) Maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by PNC to the Fund in writing from time to time, and all “point and click” features of the Fund Web Site relating to acknowledgment and acceptance of such disclaimers and notifications; and
     (f) Design and develop the Fund Web Site functionality necessary to facilitate, implement and maintain the hypertext links to the IAM System and the various Inquiry and Transaction web pages and otherwise make the Fund Web Site available to End Users.
4. Standards of Care for Internet Services.
     (a) Notwithstanding any other provision of the Agreement, including this Appendix: (i) without limiting any limitation of liability provisions with respect to PNC that may be provided for in the Agreement or otherwise, PNC shall be liable for Loss to the Fund relating to this Appendix only to the extent the same is caused by PNC’s own gross negligence, bad faith or intentional misconduct; and (ii) the Fund shall indemnify, defend and hold harmless PNC and its Affiliates (including their respective officers, trustees, directors, agents and employees) from any Losses and any attorneys’ fees, court costs, travel costs and other reasonable out-of-pocket costs and expenses related to the investigation, discovery, litigation, settlement, mediation or alternative dispute resolution of any Claim relating to this Appendix except to the extent the same is caused by the gross negligence, bad faith or intentional misconduct of PNC. The provisions of the immediately preceding sentence shall not limit Section 7(c) of this Appendix. The standard of care set forth in Section 4(a)(i) above shall be the applicable standard of care with respect to Section 12(b) of the Agreement with respect to all matters relating to the subject matter of this Appendix, and with respect to all matters relating to the subject matter of this Appendix such standard of care shall supersede and replace the standard of care set forth in Section 12(b) of the Agreement. The provisions of this Section 4(a) shall survive termination of the Agreement and the provision of services set forth in this Appendix.
     (b) Notwithstanding any other provision of the Agreement, including this Appendix, PNC shall not be obligated to ensure or verify the accuracy or actual receipt, or the transmission, of any data or information contained in any transmission not actually received by PNC nor the consummation of any request for an Inquiry or Transaction not actually received by PNC. The Fund shall advise End Users to promptly notify the Fund or PNC of any errors or inaccuracies in Shareholder data or information transmitted via the IAM System.
5. Proprietary Rights.
     (a) Each of the parties acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other under this Appendix. Any software, interfaces or other programs a party provides to the other under this Appendix shall be used by such receiving party only during the term of this Appendix and only in accordance with the provisions of this Appendix and the Agreement. Any interfaces, other software or other programs developed by one party shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party’s prior written approval, which it may give or withhold in its sole discretion. Except in the normal course of business and in conformity with Federal copyright law or with the other party’s consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.
     (b) The Fund Web Site and IAM System may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the other party. Each party retains all rights in such intellectual property that may reside on the other party’s web site, not including any intellectual property provided by or otherwise obtained from such other party. To the extent the intellectual property of one party is cached to expedite communication, such party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of one party is duplicated within the other party’s web site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the first site, that party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for the duration of this Appendix. This license is limited to the intellectual property needed to replicate the appearance of the first site and does not extend to any other intellectual property owned by the owner of the first site. Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any United States patent, United States copyright or other United

States proprietary right of a third party.
     (c) Each of the parties hereto agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under Sections 5(a) or 5(b) of this Appendix and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either party breaches or threatens to breach the obligations set forth in Sections 5(a) or 5(b) of this Appendix, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereto hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief. The provisions of this Section 5(c) shall survive termination of the Agreement and the provision of services set forth in this Appendix.
6. Representation and Warranty. Neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on the IAM System or Fund Web Site, as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation shall be borne by such party.
7. Liability Limitations; Indemnification.
     (a) The Internet. Each party acknowledges that the Internet is an unsecured, unstable, unregulated, unorganized and unreliable network, and that the ability of the other party to provide or perform services or duties hereunder is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers, encryption system developers and other vendors and third parties. Each party agrees that the other shall not be liable in any respect for the functions or malfunctions of the Internet. Each party agrees the other shall not be liable in any respect for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by such party or its affiliates) or of any third parties involved in the IAM Services and shall not be liable in any respect for the selection of any such third party, unless such party selected the third party in bad faith or in a grossly negligent manner.
     (b) PNC’s Explicit Disclaimer of Certain Warranties. ALL SERVICES AND THE IAM SYSTEM ARE PROVIDED “AS-IS” ON AN “AS-AVAILABLE” BASIS AND PNC HEREBY SPECIFICALLY DISCLAIMS ANY WARRANTIES INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.
     (c) Cross-Indemnity. Each party hereto agrees to indemnify, defend and hold harmless the other party and its affiliates (and their respective officers, trustees, directors, agents and employees) from any taxes, charges, expenses, assessments, claims and liabilities (including without limitation attorneys’ fees and disbursements) (“Liabilities”) arising in connection with any claims that any IAM Services or related work product infringes any proprietary or other rights or any infringement claim against any of such persons based on the party’s intellectual property licensed to the other party hereunder (provided the other party has used such intellectual property in conformity with the product guidelines), except to the extent such Liabilities result directly from the gross negligence or knowing or willful misconduct of the other party or its related indemnified parties. The provisions of this Section 7(c) shall survive termination of the Agreement and the provision of services set forth in this Appendix.
8. Miscellaneous.
     (a) Independent Contractor. The parties hereto are and shall remain independent contractors, and nothing herein shall be construed to create a partnership or joint venture between them and none of them shall have the power or authority to bind or obligate the other in any manner with respect to the subject matter of this Appendix except as expressly set forth herein. Any contributions to the IAM System by the Fund and any contributions to the Fund Web Site by PNC shall not be works for hire pursuant to Section 101 of the Copyright Act.
     (b) Conflict with Other Provisions. In the event of a conflict between specific terms of this Appendix and other terms of the Agreement, the terms of this Appendix shall control with respect to the subject matter of this Appendix.

APPENDIX D
AlbridgeCentral
1. Definitions. The terms in quotation marks below shall have the meanings ascribed to them below for purposes of this Appendix D only (the “Appendix”). Capitalized words used in this Appendix not defined in this Appendix shall have the meanings ascribed to them elsewhere in the Agreement.
1.1 “Account” means the account of a Shareholder in a Portfolio.
1.2 “Documentation” means the documentation materials maintained by PNC which describe the functionalities of a Web Application and provide instructions for the use of that Web Application, as such documentation materials may be updated and modified from time to time by PNC.
1.3 “Financial Intermediary” means any investment adviser, brokerage firm, financial planner or other entity.
1.4 “Inquiry” means any interaction with or action taken with respect to the Web Applications initiated by a Financial Intermediary involving Provided Information that is not a Transaction.
1.5 “Party” means the Fund or PNC.
1.6 “PNC” means PNC Global Investment Servicing (U.S.) Inc. and its affiliate, Albridge Solutions, Inc.
1.7 “Provided Information” means the Portfolio and Shareholder information and data provided by or on behalf of the Fund to PNC for use on the Web Applications.
1.8 “Services” means those shareholder data and information aggregation services made available by PNC from time to time to Financial Intermediaries through the Web Applications, as such may be updated, revised or amended in PNC’s discretion from time to time.
1.9 “Shareholder” means the record owner of any number of shares of a Portfolio.
1.10 “Shareholder Data” means information pertaining to a Shareholder and the Accounts in a Portfolio, including non-public personal information (as defined by Regulation S-P) and Transactions.
1.11 “Transaction” means any purchase, sale, redemption, distribution, exchange, transfer or other activity or change in status involving an Account or Account assets initiated by a Financial Intermediary.
1.12 “Web Applications” means the collections of electronic documents, electronic files, content, text, graphics, and software code, including, but not limited to, HTML and XML files, Java and JavaScript files, graphics files, animation files, data files, technology, scripts and programs residing on any computer system(s) maintained by or for PNC Global Investment Servicing (U.S.) Inc., accessible via one or more Internet-based applications operated by or for PNC Global Investment Servicing (U.S.) Inc. (“PNC Applications”) or Albridge Solutions, Inc. (“Albridge Applications,” and together with the PNC Applications, the “Applications”), which provide sets of user group-based functionality resident within existing applications operated by or for PNC or new functionality developed by or for PNC.

2. Authorization to Share Information. PNC operates the Web Applications for use by Financial Intermediaries to access and manage the accounts of clients who are shareholders of investment companies or other collective investment vehicles. The Fund desires to make available Provided Information via the Web Applications. To that end, the Fund hereby authorizes PNC to make available the Provided Information via the Web Applications and to take all actions consistent with the documentation for the Services and the Web Applications to facilitate the foregoing.
3. Duties of PNC. PNC shall (i) act reasonably in accordance with the Documentation to facilitate making available Provided Information via the Web Applications on an “as is” basis and shall permit the Fund to make all elections with respect to the Services which the Documentation provides for a Web Application content provider to make, and (ii) provide the Fund at PNC’s standard rates and charges, to the extent requested by the Fund, with inquiry access to Provided Information via the PNC Applications. PNC makes no representations or warranties with respect to the operation of the Web Applications.
4. Duties of the Fund. The Fund shall maintain, or cause its distributor to maintain, appropriate agreements with DTCC or NSCC, as may be appropriate, including without limitation, agreements with respect to FUND/Speed (or its successors), and shall pay as they come due all fees and charges associated with such agreements either directly or as passed through on invoices of PNC. The Fund shall strictly comply with all Documentation and any specifications contained therein with respect to the Fund’s inquiry access to the Web Applications via the PNC Applications. The Fund shall communicate with Financial Intermediaries and Shareholders to the extent such is reasonably required for the Services to be performed in accordance with the Documentation. The Fund’s use of inquiry access to the Web Applications via the PNC Applications shall be conducted in full compliance with any terms of use, restrictions, limitations and indemnities made applicable by PNC generally to inquiry users of the PNC Applications. No access to the Web Applications is granted hereunder via the Albridge Applications.
5. Authority. The Fund hereby represents, warrants and covenants to PNC that (a) the Fund has the full power, capacity and authority to enter into and perform this Appendix and to make the grant of rights contained herein, including without limitation, the right to grant the licenses contemplated by this Appendix to PNC and the right to provide the Provided Information; (b) the Fund’s performance of this Appendix does not violate or conflict with any agreement to which the Fund is a party; (c) the execution and delivery of this Appendix, and the performance of its obligations hereunder, have been duly authorized by all necessary corporate action of the Fund, and do not contravene its Declaration of Trust or by-laws; and (d) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for its performance hereunder.
6. Linking. Each Party hereby grants to the other a royalty-free, nonexclusive, nontransferable and revocable right and license to use such Party’s hyperlink in such Party’s website or the Web Applications, as applicable, in connection with the Services. Each Party shall reasonably cooperate with the other Party concerning the placement, location and destination of such hyperlinks. All rights not expressly granted to a Party under this Section 6 are retained by the Party owning such rights. A Party shall immediately cease using another Party’s hyperlink immediately upon termination of the license granted by this Section 6.
7. Trademarks. Subject to the provisions of this Section 7, each Party hereby grants to the other a non-exclusive, limited license to use such Party’s trademarks, service marks and trade names in connection with the Services or performing this Appendix. All use of trademarks shall be in accordance with the granting Party’s reasonable policies regarding advertising and trademark usage as established from time to time. The Fund hereby grants PNC the right and license to display the Fund’s trademarks, service marks and trade names on the Web Applications and in advertising and marketing materials related to the Web Applications and the Services. PNC hereby grants to the Fund the right and license to display PNC’s trademarks, service marks and trade names on the Fund’s website only to the extent such trademarks, service marks and trade names relate to the Services performed under this Appendix. Each Party shall retain all right, title and interest in and to its trademarks, service marks and trade names worldwide, including any goodwill associated therewith, subject to the limited license granted in this Section 7. Use of the trademarks hereunder by the grantee of the trademark license shall inure to the benefit of the trademark owner and grantees shall take no action that is inconsistent with the trademark owner’s ownership thereof.
8. Access and Display License. The Fund hereby grants to PNC a worldwide, royalty-free, non-exclusive right and license to display through the Web Applications, and provide Financial Intermediaries access to, all portions of the Provided Information. Without limiting the generality of the foregoing, the license granted in this Section 8 shall include the right to (i) download and store, copy in on-line and off-line form, reformat, manipulate, and distribute, publish, transmit, and display the Provided Information via the Web Applications; and (ii) permit Financial Intermediaries to access and use the Provided Information. The Fund shall have sole responsibility for imposing any desired use restrictions on Financial Intermediaries with respect to Services utilized via the Web Applications by providing notice to PNC. For example, if the Fund elects to participate in the Web Applications’ service permitting Transactions, the Fund may notify PNC to restrict a particular Financial Intermediary from initiating Transactions via the Web Applications; provided, however, the Fund acknowledges that PNC does not have the ability, nor shall PNC be obligated hereunder, to restrict Transactions effected by a single natural person Financial Intermediary.
9. PNC Intellectual Property and Proprietary Rights. PNC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights associated with the Services, the Web Applications and the Applications at any time or from time to time (“Intellectual Property”). The Fund acknowledges and agrees that nothing contained in the Agreement transfers or assigns to the Fund any rights in or to any Intellectual Property. If PNC provides the Fund with any computer software in connection with the Services or PNC’s performance of this Appendix, the Fund shall use said computer software solely for purposes of gaining inquiry access to a Web Application, and shall not copy, decompile, reverse engineer or otherwise attempt to derive the source files thereto.
10. Fees. For the services provided by PNC pursuant to this Appendix, the Fund shall pay to PNC the fees provided for in the writing referenced in Section 9(a) of the Agreement. Such fees are exclusive of and do not include any taxes, duties, or similar charges. PNC reserves the right to pass through and invoice the Fund for increases in such fees imposed by PNC upon 30 days’ advance notice (such increases not to occur more than once a calendar year) or upon renewal of the Agreement. If the Fund does not consent to such fee increases, then the Fund’s sole and exclusive remedy is to terminate Services under this Appendix and pay all amounts due and owing through the date of such termination. The Fund agrees to pay or reimburse PNC for all federal, state, dominion, provincial, or local sales, VAT, use, personal property, import, export, excise or other taxes, fees, or duties arising out of this Appendix or the transactions contemplated by this Appendix, except that the Fund shall have no liability for taxes on the net income of PNC.
11. Disclaimer of Warranties. PNC expressly disclaims any warranty that the Web Applications, Applications, Services or specifications related thereto will be accurate, uninterrupted or error free and PNC makes no warranty as to the results obtained from use of the Web Applications, Applications, Services or specifications related thereto. The Web Applications, Applications, Services and specifications related thereto are made available on an “As Is, As Available” basis, and PNC expressly disclaims all warranties, either express or implied, including, but not limited to, warranties of title or non-infringement, or the implied warranties of merchantability or fitness for a particular purpose.
12. Indemnification. The Fund will indemnify, defend and hold harmless PNC and its affiliates (including their respective officers, trustees, directors, agents and employees) from any Losses and any attorneys’ fees, court costs, travel costs and other out-of-pocket costs and expenses related to the investigation, discovery, litigation, settlement, mediation or alternative dispute resolution of any Claim arising out of or in connection with (a) the use by the Fund or the Financial Intermediaries of the Web Applications and/or the Applications or (b) a breach of the Fund’s representations, warranties or covenants, except to the extent the same is a direct result of PNC’s gross negligence, bad faith or intentional misconduct.
13. Survival. The following Sections of this Appendix shall survive a termination of this Appendix or the Services: 7 — 9 and 11 — 15.
14. Limited Scope of Appendix. The terms of this Appendix shall be construed to apply solely with respect to the rights and obligations of the parties as set forth in this Appendix.
15. Intended Third Party Beneficiary. For the avoidance of doubt, Albridge Solutions, Inc. is an intended third party beneficiary of this Appendix and is entitled to enforce the terms of this Appendix.
16. Conflict with Other Provisions. In the event of a conflict between specific terms of this Appendix and other terms of the Agreement, the terms of this Appendix shall control with respect to the subject matter of this Appendix.